EXHIBIT 99.1


                               For more information contact: Marybeth Thorsgaard

                                                                    763-764-6364


                        GENERAL MILLS RECALLS 4,080 CANS
           OF OLD EL PASO TRADITIONAL VARIETY REFRIED BEANS BECAUSE OF
                              POSSIBLE HEALTH RISK



         MINNEAPOLIS, OCTOBER 22, 2002 - General Mills is recalling 4,080 cans of Old El Paso Traditional Variety Refried Beans in five states (Illinois, Indiana, Iowa, Kentucky and Missouri) because it has the potential to be contaminated with CLOSTRIDIUM BOTULINUM, the bacterium that can cause Botulism. The potential for contamination was noted after routine testing found that the product may have been underprocessed. There have been no reported illnesses caused by this product.

The 4,080 cans labeled with the combination of both the following UPC code and production date code are being recalled:

         Old El Paso Refried Beans Traditional Variety - 16 ounce can size UPC Code (on the can's printed label) 4600082121
         Production date code (printed on the top or the bottom of the can) beginning with H2FF15

This recall does not include other flavors of Old El Paso refried beans including the 31-ounce Traditional variety, the Fat Free and Fat Free Spicy varieties, Vegetarian or any of the varieties of Refried beans with Chilies, Cheese or Sausage.

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         Botulism, a potentially fatal form of food poisoning, can cause the following symptoms: general weakness, dizziness, double-vision and trouble with speaking or swallowing. Difficulty in breathing, weakness of other muscles, abdominal distention and constipation may also be common symptoms. People experiencing these problems should seek immediate medical attention. Consumers also are warned not to use the product even if it does not look or smell spoiled.

         The problem has been corrected and no other General Mills products are affected by this recall.

         Consumers who have purchased Old El Paso Refried Beans Traditional Variety with this code date are urged to return it to the place of purchase for a full refund. Consumers with questions may contact the company at 1-800-300-8664.

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